Exhibit 5

Barley Snyder ATTORNEYS AT LAW

126 EAST KING STREET	Kimberly J. Decker, Esquire
LANCASTER, PA 17602	Direct Dial Number: (717) 399-1506
TEL (717) 299-5201 FAX (717) 291-4660	E-mail: kdecker@barley.com
WWW.BARLEY.COM

April 24, 2020

Riverview Financial Corporation

3901 North Front Street

Harrisburg, PA 17110

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen

We have acted as counsel to Riverview Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) to the registration statement on Form S-3, Registration Number 333-230468 (as amended, the “Registration Statement”). The Registration Statement includes a base prospectus, which provides that it will be supplemented by one or more prospectus supplements under the Securities Act of 1933, as amended (the “Act”). The prospectus supplement filed as of the date hereof relates to the registration for sale by the selling shareholders named therein of 1,551,789 shares of the Company’s voting Common Stock (the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the base prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, the Shares have been duly authorized by all requisite corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Experts” in the base prospectus and the Prospectus Supplement contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ BARLEY SNYDER LLP

Barley Snyder LLP